Pricing Supplement No Euro D 169     Dated 9/15/95           Rule 424(b)(3)
(To Prospectus dated October 12, 1994 and                  File No. 33-54929
Prospectus Supplement dated October 12, 1994)                    and 33-51269
                                This Pricing Supplement consists of 2 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  Yen 500,000,000
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:  Yen 499,125,000
Commission or Discount on original issuance:  Yen 875,000
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date: 9/21/95
Stated Maturity:     9/22/99
Specified Currency:  Yen
    (If other than U.S. Dollars)
Authorized Denominations:  Yen 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  Annually on 9/22.  1st coupon pays on 9/22/96.
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes): 3.00% from original issue date to but not including 9/22/97, 3.15% thereafter.
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  See attached.
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   |X| Yes (See Attached)  | | No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates:  9/22/97 (See Attached)
   Redemption Prices:  100%
   Redemption: |X| In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No


Pricing Supplement No. Euro D 169 dated September 15, 1995
(to Prospectus Supplement dated October 12, 1994
to Prospectus dated October 12, 1994)


DESCRIPTION OF THE NOTES
General

                The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

Interest

                The interest rate on the Notes shall be 3.00%, per annum, from the Issue Date to and including September 22, 1997. Thereafter, for so long as the Notes are outstanding, the interest rate on the Notes shall be 3.15%, per annum.

Optional Redemption

                The Company may redeem the Notes prior to Stated Maturity on, and only on, September 22, 1997. In the event the Company elects to redeem the Notes on such date, it shall provide notice of such election to the Holders and the Trustee at least 20 Business Days prior to such date.

DESCRIPTION OF JAPANESE YEN

                The yen is the national currency of Japan. Japanese bank notes are issued by The Bank of Japan, which was established in 1882 and is Japan's central bank and the sole bank of issue. On September 19, 1995, the noon buying rate for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was Yen 104.20 = $1.00.

                The exchange rate between the yen and the dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Japan and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Japan and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Japanese yen have been highly volatile.